Exhibit 99
Form 4 — Joint Filer Information

Name:	Frost Gamma Investments Trust

Address:	4400 Biscayne Boulevard
15th Floor
Miami, Florida 33137

Designated Filer:	Phillip Frost, M.D.

Issuer & Ticker Symbol:	SafeStitch Medical, Inc. (SFES.OB)

Date of Event Requiring Statement:	February 11, 2009

Signature:	/s/ Phillip Frost, M.D., Trustee
Phillip Frost, M.D., Trustee